Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Stock Option Inducement Awards of PowerFleet, Inc. and the PowerFleet, Inc. 2018 Incentive Plan, as amended, of our reports, dated March 31, 2023, with respect to the consolidated financial statements of PowerFleet, Inc. and the effectiveness of internal control over financial reporting of PowerFleet, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey
August 9, 2023